Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-196647 on Form S-1 of Extended Stay America, Inc. and ESH Hospitality, Inc., of our report dated March 20, 2014, relating to the consolidated and combined financial statements and financial statement schedule of Extended Stay America, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Extended Stay America, Inc. and ESH Hospitality, Inc. for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

August 4, 2014